EXHIBIT 15.3

CONSENT OF FREEDONIA CUSTOM RESEARCH

We hereby consent to the references to Freedonia Custom Research and to our global residential and commercial countertops report, dated February 20, 2017 (the “Report”) prepared on behalf of Caesarstone Ltd. (the “Company”), including the use of information contained within our Report in the Company's Annual Report on Form 20-F (as may be amended) to be filed with the U.S. Securities and Exchange Commission for the year ended December 31, 2017 (the “Annual Report”) and to the incorporation by reference of such information from the Company's Annual Report in the registration statements on Form S-8 (File Nos. 333-180313 and 333-210444), and on Form F-3ASR (File No. 333-196335). We also hereby consent to the filing of this letter as an exhibit to the Annual Report.

FREEDONIA CUSTOM RESEARCH

By:	/s/ Andrew R. Banyas
Andrew R. Banyas
Director
March 9, 2018